                                                                    EXHIBIT 11.1

                              READ-RITE CORPORATION
              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                         THREE MONTHS ENDED
                                                             DECEMBER 31,
                                                      ------------------------
                                                         1996           1995
                                                      ----------    ----------
                                                             (UNAUDITED)

Net income                                            $    5,787    $   42,571
                                                      ==========    ==========

Weighted average common shares
   outstanding                                            46,976        47,117
Common equivalent shares
   issuable under dilutive stock
   options after applying treasury
   stock method, net of tax benefits                       1,122         1,472
                                                      ----------    ----------

Common and common equivalent
 shares used in computing net
 income per share                                         48,098        48,589
                                                      ==========    ==========

Net income per share                                  $     0.12    $     0.88
                                                      ==========    ==========